AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 5, 2009, by and among Noble Medical Technologies, Inc., a Delaware corporation (“Noble”), GoldSail Shipping Corporation, a Marshall Islands corporation (the “Company”), Noble Merger Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”).

RECITALS

A.          Noble, Merger Sub and the Company intend to enter into a business combination transaction by means of a merger (the “Merger”) of Noble with and into Merger Sub in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”) with Merger Sub to be the surviving corporation of the Merger, through an exchange of all the issued and outstanding shares of capital stock of Noble for shares of common stock of the Company.

B.          Pursuant to the Merger, each outstanding share of Noble’s common stock, $0.0001 par value per share (“Noble Common Stock”), shall be converted into the right to receive the Merger Consideration (as herein defined), upon the terms and subject to the conditions set forth herein.

C.          The board of directors of Noble has unanimously (i) determined that the Merger is fair to, and in the best interests of, Noble and its stockholders (the “Stockholders”), (ii) approved this Agreement, the Merger, and the other transactions contemplated by this Agreement and (iii) determined to recommend that the Stockholders adopt and approve this Agreement, the Merger, and the other transactions contemplated by this Agreement.

D.          The respective boards of directors of the Company and Merger Sub have approved this Agreement, the Merger, and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1           The Merger.  At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Noble shall be merged with and into Merger Sub, the separate corporate existence of Noble shall cease and Merger Sub shall continue as the surviving corporation.  Merger Sub, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2           Effective Time; Closing.  Subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a properly executed certificate of merger (“Certificate of Merger”) in such form as may be agreed by the parties hereto and as required by the relevant provisions of the DGCL (the time of such filing with the Secretary of State of the State of Delaware or such later time as may be agreed in writing by Noble and the Company and specified in the Certificate of Merger, being the “Effective Time”) as soon as practicable on or after the Closing Date (as herein defined).  The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules hereto (including the Company Disclosure Schedules, as defined in the preamble to Article II hereof).  Unless this Agreement shall have been terminated pursuant to Section 7.1, the closing of the Merger (the “Closing”) shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz Levin”) at 666 Third Avenue, New York, New York 10017, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).  Closing signatures may be transmitted by facsimile.

1.3           Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, in the Certificate of Merger and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of Noble shall vest in the Surviving Corporation, and all debts, liabilities and duties of Noble shall become the debts, liabilities and duties of the Surviving Corporation.

1.4           Articles of Incorporation; Bylaws; Officers and Directors.

(a)          At the Effective Time, the Articles of Incorporation of Merger Sub shall be the Articles of Incorporation of the Surviving Corporation.

(b)          At the Effective Time, the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation.

(c)          At the Effective Time, the officers and directors of Merger Sub shall be the officers and directors of the Surviving Corporation.

1.5           Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of any party, the following shall occur:

(a)          Conversion of Company Common Stock.  Subject to Section 1.6 and regardless of whether the condition set forth in Section 6.1(b) hereof is exceeded, at the Effective Time, each share of Noble Common Stock issued and outstanding immediately prior to the Effective Time shall be converted automatically into and become exchangeable for 0.048069 shares of common stock of the Company, $0.0001 par value per share (an aggregate of 201,316 shares)  (“Company Common Stock” or the “Merger Consideration”). The number of shares of Company Common Stock into which shares of Noble Common Stock are converted in accordance with this Section 1.5(a) shall be the “Exchange Ratio”.   Neither the Merger Consideration nor the Exchange Ratio shall be adjusted if the Company consummates a financing in excess of $50,000,000 as contemplated by Section 6.1(b) hereof.

(b)          As of the Effective Time, all shares of Noble Common Stock shall no longer be outstanding and shall automatically be deemed canceled and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive shares of the applicable Merger Consideration.

(c)          Issuance of Certificates for Company Common Stock.  The certificates representing the shares of Company Common Stock issuable with respect to certificates for shares of Noble Common Stock shall be issued to the holders of the shares of Noble Common Stock upon surrender of the certificates representing such shares in the manner provided in Section 1.6 (or, in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 1.8).

(d)          Adjustments to Exchange Ratio.  The Exchange Ratio shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Noble Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Noble Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time; provided, however, that no such adjustment shall be made with respect to any dividend or redemption permitted by Section 4.1.

(e)          Fractional Shares.  No fraction of a share of Company Common Stock will be issued by virtue of the Merger, and each holder of shares of Noble Common Stock who would otherwise be entitled to a fraction of a share of Company Common Stock (after aggregating all fractional shares of Company Common Stock that otherwise would be received by such holder) shall, upon compliance with Section 1.6, receive from the Company, in lieu of such fractional share, one (1) share of Company Common Stock.

1.6          Exchange Procedure.

(a)          Surrender of Certificates. After the Effective Time, stock certificates (each, a "Certificate," and collectively, the "Certificates") representing shares of Noble Common Stock will be conclusively deemed to represent the right of the registered holder thereof to receive the portion of the Merger Consideration that such registered holder is entitled to receive pursuant to Section 1.5 hereof upon surrender, in accordance with the provisions of this Section 1.6, of all Certificates registered in the name of such registered holder.

(b)          Exchange of Certificates.  As promptly as practicable before or after the Effective Time, the Company (or its designee or exchange agent) will send to each Stockholder a letter of transmittal, in substantially the form attached hereto as Exhibit A, for use in exchanging all Certificates registered in the name of such Stockholder for the Merger Consideration to which such Stockholder may be entitled as determined in accordance with the provisions of this Agreement.  Upon surrender by a Stockholder of all Certificates (or lost certificate affidavits) registered in the name of such Stockholder to the Company (or its designee), together with a duly executed letter of transmittal, such Stockholder will be entitled to receive, in exchange for all of such Certificates, the portion of the Merger Consideration to which such Stockholder may be entitled (as determined in accordance with the provisions of this Agreement), and such Certificates will be canceled.  It is intended that such letter of transmittal will contain provisions requiring each executing Stockholder thereof to, among other things, (i) acknowledge and agree to be bound by the terms of this Agreement, including this Section 1.6, (ii) make certain representations and warranties with respect to such executing Stockholder and the shares of Noble Common Stock owned or held by such executing Stockholder, (iii) waive all appraisal or dissenters rights and (iv) deliver original Certificates (or an affidavit of loss and indemnity), together with blank stock powers and other instruments of transfer, in each case in a form reasonably satisfactory to the Company and as a condition precedent to the Company’s obligation to issue shares of Company Common Stock to such Stockholder.

(c)          Transfer of Ownership.  Shares of Company Common Stock issued pursuant to the Merger shall be deemed to have been issued at the Effective Time.  If any certificate representing shares of Company Common Stock are to be issued in a name other than that in which the Certificate surrendered is registered, it shall be a condition of such exchange that the person requesting such exchange shall deliver to the Company (or its designee or exchange agent) all documents necessary to evidence and effect such transfer and shall pay to the Company (or its designee or exchange agent) any transfer or other taxes required by reason of the issuance of a certificate representing shares of Company Common Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Company (or its designee or exchange agent) that such tax has been paid or is not applicable.

(d)          Termination of Rights; Abandoned Property.  After the Effective Time, holders of Noble Common Stock will cease to be, and will have no rights as, Stockholders, other than (i) in the case of shares other than Dissenting Shares (as defined herein), the rights to receive the Merger Consideration, as provided in this Agreement, and (ii) in the case of Dissenting Shares, the rights afforded to the holders thereof under Section 262 of the DGCL. Until surrendered for cancellation in accordance with the provisions of this Section 1.6, each Certificate representing shares of Noble Common Stock shall, from and after the Effective Time, represent (i) in the case of shares other than Dissenting Shares, the right of the applicable Stockholder to receive the Merger Consideration, and (ii) in the case of Dissenting Shares, the rights afforded to the holders thereof under the applicable provisions of the DGCL.  Neither Noble the Company, Merger Sub, nor any other Person will be liable to any holder or former holder of shares of Noble Common Stock for any shares, or any dividends or other distributions with respect thereto, properly delivered to a public official pursuant to applicable abandoned property, escheat, or similar laws.

(e)          Distributions with Respect to Unsurrendered Certificates.  No dividend or other distribution declared with respect to Company Common Stock with a record date after the Effective Time shall be paid to holders of unsurrendered Certificates until such holders surrender such Certificates or comply with Section 1.8 hereof.  Upon the surrender of such Certificates in accordance with Section 1.7 and upon compliance with all of the provisions of Section 1.6 or Section 1.8 hereof, as applicable, and all of the provisions of Section 1.7, there shall be paid to such holders, promptly after such surrender, the amount of dividends or other distributions declared with respect to Company Common Stock with a record date after the Effective Time, and the amount of any portion of the Merger Consideration to which such holders may be entitled pursuant to this Agreement, and, in each case, not previously paid solely because of the failure to surrender such Certificates for exchange.

1.7           No Further Ownership Rights in Noble Common Stock.  All shares of Company Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Noble Common Stock and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Noble Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.8           Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Company shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the certificates representing the shares of Company Common Stock that the shares of Noble Common Stock formerly represented by such Certificates exchanged therefore and any dividends or distributions payable pursuant to Section 1.6(e); provided, however, that, as a condition precedent to the issuance of such certificates representing shares of Company Common Stock, the owner of such lost, stolen or destroyed Certificates shall indemnify the Company against any claim that may be made against the Company or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.9           Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Noble, the officers and directors of Noble will take all such lawful and necessary action.

1.10          Stockholder Matters.  By his, her or its execution or approval of this Agreement, each Stockholder hereby approves and adopts this Agreement and authorizes Merger Sub and the Company, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits.  Such execution shall be deemed to be action taken by the irrevocable written consent of each Stockholder under the DGCL.

1.11          Shares Subject to Appraisal Rights.

(a)          Notwithstanding any provisions of this Agreement to the contrary, Dissenting Shares (as hereinafter defined) shall not be converted into a right to receive Company Common Stock and the holders thereof shall be entitled only to such rights as are granted by the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any Stockholder who asserts appraisal rights in connection with the Merger (a “Dissenter”) shall have failed to establish his, her or its entitlement to such rights as provided in the DGCL, or (ii) if any such Dissenter shall have effectively withdrawn his, her or its demand for payment for such shares or waived or lost his, her or its right to payment for his, her or its shares under the appraisal rights process under the DGCL, the shares of Noble Common Stock held by such Dissenter shall be treated as if they had been converted, as of the Effective Time, into a right to receive Company Common Stock and as provided in Section 1.5.  Noble shall give the Company prompt notice of any demands for payment received by Noble from a person asserting appraisal rights, and the Company shall have the right to participate in all negotiations and proceedings with respect to such demands. Noble shall not, except with the prior written consent of the Company, make any payment with respect to, or settle or offer to settle, any such demands.

(b)          As used herein, “Dissenting Shares” means any shares of Noble Common Stock held by Stockholders who are entitled to appraisal rights under the DGCL, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to their shares in accordance with the DGCL.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Noble, as of the date hereof, that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule dated and delivered as of the date hereof by the Company to Noble (the “Company Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Company Disclosure Schedule.  The Company Disclosure Schedule shall be arranged in sections corresponding to each Section of this Agreement.  Each exception to a representation and warranty set forth in the Company Disclosure Schedule shall be deemed to qualify the specific representation and warranty which is referenced in the applicable section of the Company Disclosure Schedule and any other applicable representations, warranties and covenants contained in this Agreement to which such exception or qualification is reasonably apparent on its face to be applicable.

2.1           Organization and Qualification.

(a)          The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of the Marshall Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is currently planned by the Company to be conducted.  Merger Sub is a corporation duly incorporated, validity existing and in good standing under the laws of the State of Delaware.  The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to carry on its business as it is currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company.  Complete and correct copies of the articles of incorporation and bylaws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore been made available to Noble.  The Company is not in violation of any of the provisions of its Charter Documents.

(b)          The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company.

(c)          The minute books of the Company contain true, complete and accurate records of all meetings and consents in lieu of meetings of its board of directors (and any committees thereof), similar governing bodies and shareholders (“Corporate Records”) since inception.  Copies of such Corporate Records of the Company have been heretofore made available to Noble.

(d)          The stock transfer, warrant and option transfer and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of the Company since inception.  Copies of such records of the Company have been heretofore made available to Noble.

2.2           Subsidiaries.  Except for Merger Sub, the Company has no subsidiaries.  Except for Merger Sub, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person (as defined in Section 8.2(b)) or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

2.3           Capitalization.

(a)          The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $0.0001 par value per share, of which, as of the date hereof, there is one share issued and outstanding, and 1,000,000 shares of Preferred Stock, $0.0001 par value per share, of which, as of the date hereof, there is one share of Series A convertible Preferred Stock and one share of Series B Convertible Preferred Stock issued and outstanding.  No shares of capital stock are held in the Company’s treasury.  All outstanding shares of Company capital stock are duly authorized, validly issued, fully paid and non-assessable, are not subject to preemptive rights created by statute, the Charter Documents of Company or any agreement or document to which the Company is a party or by which it is bound, and were issued in compliance with all applicable federal and state securities laws. Section 2.3(a) of the Company Disclosure Schedule lists each holder of Company capital stock and the number shares of Company capital stock owned by each such holder.

(b)          As of the date of this Agreement, the Company had reserved an aggregate of 700,000 shares of Company Common Stock for issuance to employees, consultants and non-employee directors pursuant to the GoldSail 2009 Equity Incentive Plan, under which no options were outstanding.  All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable.  Section 2.3(c) of the Company Disclosure Schedule lists each outstanding option (the “Company Stock Options”) and warrant (the “Company Warrants”) to acquire shares of Company Common Stock, the name of the holder of each such option or warrant, the number of shares subject to each such option or warrant, the exercise price of each such option or warrant, the number of shares as to which each such option or warrant will have vested at such date, the vesting schedule and termination date of each such option or warrant and whether the exercisability of each such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement or for any other reason, indicating the extent of acceleration, if any.

(c)          Except as contemplated by this Agreement and except as disclosed in Section 2.3(c) of the Company Disclosure Schedule, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d)          Except as contemplated by this Agreement or in connection with the financing contemplated by Section 6.1(b) hereof, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

(e)          The shares of Company Common Stock to be issued by the Company in connection with the Merger, upon issuance and in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

2.4          Authority Relative to this Agreement.  Each of the Company and Merger Sub has all necessary corporate power and authority to (i) execute, deliver and perform this Agreement, and each ancillary document which it has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out its obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Merger).  The execution and delivery of this Agreement and the consummation by the Company and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of the Company and Merger Sub, as applicable (including the approval by its board of directors), and no other corporate proceedings on the part of the Company or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the Business Corporation Act of the Associations Law of the Republic of the Marshall Islands (the “BCA”) and the DGCL, as applicable, and the terms and conditions of this Agreement.  This Agreement has been duly and validly executed and delivered by each of the Company and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of each of the Company and Merger Sub, enforceable against each of the Company and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5           No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company’s  Charter Documents or (ii) conflict with or violate any Legal Requirements (as defined in Section 8.2(b)), except, with respect to clause (ii), any such conflicts, violations, breaches, defaults, accelerations, or other occurrences that would not, individually and in the aggregate, have a material adverse effect on the Company.

(b)           The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign governmental entity (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company or prevent the consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6           Compliance.  The Company has complied with, and is not in violation of, any Legal Requirements, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on the Company.  The Company is not in default or violation of any term, condition or provision of its Charter Documents.  No written notice of non-compliance with any Legal Requirements has been received by the Company (and the Company has no knowledge of any such notice delivered to any other Person).

2.7           Interim Operations Since Inception.  Each of the Company are Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no other business activities.  Except with respect to the proceeds of the financing to be raised as contemplated by Section 6.1(b) hereof, the Company has no material assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no material obligations or liabilities of any nature whatsoever except such material obligations and liabilities as are imposed under this Agreement or as disclosed in the Company Disclosure Schedules.

2.8           Litigation.  There are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either individually or in the aggregate with all such claims, actions or proceedings, to have a material adverse effect on the Company or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

2.9           Taxes. The Company has no liability for any material unpaid federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties (with interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts, “Tax” or “Taxes”) which have not been accrued for or reserved on the Company’s balance sheets included in the Unaudited Financial Statements (as defined herein), whether asserted or unasserted, contingent or otherwise, which is material to the Company.

2.10          Agreements, Contracts and Commitments.

(a)          Except as set forth in Section 2.10(a) of the Company Disclosure Schedule, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of Company may be bound, subject or affected, which either (i) creates or imposes a liability greater than $25,000, or (ii) may not be cancelled by the Company on less than 30 days’ or less prior notice (“Company Contracts”).

(b)          Each Company Contract was entered into in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto.

(c)          Neither the Company nor, to the Company’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which, with notice or lapse of time or both, would become a breach of or default under, any Company Contract, and no party to any Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a material adverse effect on the Company.  Each agreement, contract or commitment to which Noble is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a material adverse effect on the Company.

2.11          Broker Fees.  Except for any fees, commissions or similar charges incurred in connection with the financing as contemplated by Section 6.1(b), the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.12          No Undisclosed Liabilities.  To the knowledge of the Company, the Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed in the Company’s Unaudited Financial Statements which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except (i) liabilities provided for in or otherwise disclosed in the Company’s Unaudited Financial Statements or the Company Disclosure Schedules and (ii) liabilities incurred in the ordinary course of business, none of which would have a material adverse effect on the Company.

2.13          Representations and Warranties Complete.  The representations and warranties of the Company included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

2.14          Survival of Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall not survive the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NOBLE

Except as disclosed in its SEC Reports (as defined below), Noble represents and warrants to the Company and Merger Sub as follows:

3.1           Organization and Qualification.

(a)          Noble is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Noble to be conducted.  Noble is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Noble to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Noble.  Complete and correct copies of the Charter Documents of Noble, as amended and currently in effect, have been heretofore delivered to the Company.  Noble is not in violation of any of the provisions of its Charter Documents.

(b)          Noble is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Noble.

3.2           Subsidiaries.  Noble has no Subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and Noble has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other Person.

3.3           Capitalization.

(a)          As of the date of this Agreement, (i) the authorized capital stock of Noble consists of 20,000,000 shares of Noble Common Stock, par value $0.0001 per share, of which 4,188,000 shares are issued and outstanding, and 1,000,000 shares of preferred stock, par value $0.0001 per share, none of which is issued and outstanding.  All outstanding shares of Noble Common Stock are validly issued, fully paid and non-assessable and have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Noble Contract.

(b)          Except as contemplated by this Agreement or disclosed in the SEC Reports, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Noble is a party or by which the Noble is bound with respect to any equity security of any class of Noble’s capital stock.

3.4           Authority Relative to this Agreement.  Noble has full corporate power and, assuming Stockholder approval, authority to:  (i) execute, deliver and perform this Agreement, and each ancillary document which Noble has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Noble’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Merger).  The execution and delivery of this Agreement and the consummation by Noble of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Noble (including the approval by its board of directors), and, except for approval by its Stockholders, no other corporate proceedings on the part of Noble are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Noble and, assuming the approval by its Stockholders and the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Noble, enforceable against Noble in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5           No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by Noble do not, and the performance of this Agreement by Noble shall not:  (i) conflict with or violate Noble’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or materially impair Noble’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Noble pursuant to, any Noble Contract (as defined herein), except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a material adverse effect on Noble.

(b)          The execution and delivery of this Agreement by Noble do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, FINRA, the Over-the-Counter Bulletin Board and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Noble is qualified to do business, (ii) the qualification of Noble as a foreign corporation in those jurisdictions in which the business of Noble makes such qualification necessary, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Noble, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.6           Compliance.  Noble has complied with, is not in violation of, any Legal Requirements with respect to the conduct of its business or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a material adverse effect on Noble.  The business and activities of Noble have not been and are not being conducted in violation of any Legal Requirements.  Noble is not in default or violation of any term, condition or provision of its Charter Documents.  No written notice of non-compliance with any Legal Requirements has been received by Noble.

3.7           SEC Filings; Financial Statements.

(a)          Noble has made available to the Company a correct and complete copy of each report filed by Noble (the “SEC Reports”) with the Securities and Exchange Commission (the “SEC”), on or since April 28, 2008, which are all the forms, reports and documents required to be filed by Noble with the SEC since such date.  As of their respective dates, the SEC Reports:  (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports, and (ii) did not, at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent set forth in the preceding sentence, Noble makes no representation or warranty whatsoever concerning the SEC Reports as of any time other than the time they were filed.

(b)          Each set of financial statements (including, in each case, any related notes thereto) contained in SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of Noble at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are subject to normal adjustments which were not expected to have a material adverse effect on Noble.

3.8           Absence of Certain Changes or Events.  Except as set forth in the SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since April 28, 2008, there has not been:  (i) any material adverse effect on Noble, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Noble’s capital stock, or any purchase, redemption or other acquisition by Noble of any of Noble’s capital stock or any other securities of Noble or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Noble’s capital stock, (iv) any granting by Noble of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Noble of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Noble of any increase in severance or termination pay or any entry by Noble into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Noble of the nature contemplated hereby, (v) entry by Noble into any licensing or other agreement with regard to the acquisition or disposition of any intellectual property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Noble with respect to any Governmental Entity, (vi) any material change by Noble in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, (vii) any change in the auditors of Noble, (viii) any issuance of capital stock of Noble, or (ix) any revaluation by Noble of any of its assets or any sale of assets of Noble other than in the ordinary course of business.

3.9           Litigation.  There are no claims, suits, actions or proceedings pending or, to Noble’s knowledge, threatened against Noble, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either individually or in the aggregate with all such claims, actions or proceedings, to have a material adverse effect on Noble or have a material adverse effect on the ability of the parties hereto to consummate the Merger.

3.10          Taxes.

(a)          Noble has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by Noble with any Tax authority prior to the date hereof, except such Returns which are not material to Noble.  All such Returns are true, correct and complete in all material respects.  Noble has paid all Taxes shown to be due on such Returns.

(b)          All Taxes that Noble is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c)          Noble has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Noble, nor has Noble executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)          No audit or other examination of any Return of Noble by any Tax authority is presently in progress, nor has Noble been notified of any request for such an audit or other examination.

(e)          No adjustment relating to any Returns filed by Noble has been proposed in writing, formally or informally, by any Tax authority to Noble or any representative thereof.

(f)          Noble has no liability for any material unpaid Taxes which have not been accrued for or reserved on Noble’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to Noble, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Noble in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Noble.

3.11          Agreements, Contracts and Commitments.

(a)          Except as set forth in the SEC Reports filed prior to the date of this Agreement, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Noble is a party or by or to which any of the properties or assets of Noble may be bound, subject or affected, which either (i) creates or imposes a liability greater than $25,000, or (ii) may not be cancelled by Noble on less than 30 days’ or less prior notice (“Noble Contracts”).  All Noble Contracts are set forth in the SEC Reports.

(b)          Each Noble Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto.  True, correct and complete copies of all Noble Contracts (or written summaries in the case of oral Noble Contracts) and of all outstanding offers or proposals of Noble have been heretofore delivered to the Company.

(c)          Neither Noble nor, to Noble’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which, with notice or lapse of time or both, would become a breach of or default under, any Noble Contract, and no party to any Noble Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a material adverse effect on Noble.  Each agreement, contract or commitment to which Noble is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a material adverse effect on Noble.

3.12          Bulletin Board Trading Status.  Noble shall be in compliance with all material requirements for, and its common stock shall be quoted on, the Electronic Over-the-Counter Bulletin Board system on the date immediately prior to the Closing Date.

3.13          Stockholder Claims.  There are no pending claims against Noble by any current or former Stockholder of Noble, and to Noble’s knowledge, no facts or circumstances reasonably likely to result in any such claims.

3.14          Broker Fees.  Noble has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.15          No Undisclosed Liabilities.  Noble has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements included in the SEC Reports which are, individually or in the aggregate, material to the business, results of operations or financial condition of Noble, except (i) liabilities provided for in or otherwise disclosed in the SEC Reports filed prior to the date hereof, and (ii) liabilities incurred in the ordinary course of business, none of which would have a material adverse effect on Noble.

3.16          Representations and Warranties Complete.  The representations and warranties of Noble included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

3.17          Survival of Representations and Warranties.  The representations and warranties of Noble set forth in this Agreement shall not survive the Closing.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1           Conduct of Business by the Company, Merger Sub and Noble.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, Merger Sub and Noble shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a material adverse effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to preserve substantially intact its present business organization.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1           Preparation of Proxy Statement/Registration Statement on Form F-4; Other Filings.

(a)          As promptly as practicable after the execution of this Agreement, the parties shall prepare and file (i) a Proxy Statement/Registration Statement on Form F-4 seeking the Stockholders’ approval of the Merger and registering with the SEC the shares of Company Common Stock to be issued to the Stockholders as contemplated pursuant to this Agreement (the “Proxy/Registration Statement”) and (ii) any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Merger and the transactions contemplated by this Agreement, including, without limitation, a Current Report on Form 8-K (collectively, the “Other Filings”).

(b)          The Company and Noble shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of the Company and Noble) and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated hereby.  Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and Noble shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.  In exercising the foregoing right, each of the Company and Noble shall act reasonably and as promptly as practicable.

5.2           Required Information.  In connection with the preparation of the Proxy/Registration Statement, the Other Filings, and for such other reasonable purposes, each of the Company and Noble shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Merger, the Proxy/Registration Statement, the Other Filings or any other statement, filing, notice or application made by or on behalf of the Company and Noble to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.  Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.3           Confidentiality; Access to Information.

(a)          Confidentiality.  Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement.  Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement.  Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to the receipt of such information from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by applicable law.  In the event this Agreement is terminated as provided in Article VII hereof, each party (i) will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby, and (ii) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Merger contemplated hereby.

(b)          Access to Information.

(1)  The Company will afford Noble and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, properties, results of operations and personnel of the Company, as Noble may reasonably request.  No information or knowledge obtained by Noble in any investigation pursuant to this Section 5.3(b)(i) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(ii)           Noble will afford the Company and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Noble during the period prior to the Closing to obtain all information concerning the business, properties, results of operations and personnel of Noble, as the Company may reasonably request.  No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.3(b)(ii) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(iii)           Notwithstanding anything to the contrary contained herein, each party (“Subject Party”) hereby agrees that by proceeding with the Closing, it shall be conclusively deemed to have waived for all purposes hereunder any inaccuracy of representation or breach of warranty by another party which is actually known by the Subject Party prior to the Closing.

5.4           Public Disclosure.  From the date of this Agreement until the earlier of the Closing or termination of this Agreement, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Noble (in the case of the Company) or the Company (in the case of Noble and the Stockholders), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system.  Neither party will unreasonably withhold approval from the other with respect to any press release or public announcement.  Notwithstanding the foregoing, the parties hereto agree that, promptly as practicable after the execution of this Agreement, Noble will file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, with respect to which Noble shall consult with the Company.

5.5           Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following:  (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  In connection with and without limiting the foregoing, Noble and its board of directors and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Noble or the Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.6           No Securities Transactions.  Neither the Company nor any Stockholder or any of their respective Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Noble prior to the time of the making of a public announcement of the transactions contemplated by this Agreement.  The Company shall use its best efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

5.7           Disclosure of Certain Matters.  Each of Noble and the Company will provide the other with prompt written notice of any event, development or condition that (i) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (ii) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (iii) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, or (iv) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of Noble or the Company.  The Company shall have the obligation to supplement or amend the Company Disclosure Schedules being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedules.  The obligations of the Company to amend or supplement the Company Disclosure Schedules being delivered herewith shall terminate on the Closing Date.  Notwithstanding any such amendment or supplementation, for purposes of Sections 6.2(a), 6.3(a), 7.1(d) and 7.1(e), the representations and warranties of the Company shall be made with reference to the Company Disclosure Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Section 4.1 of the Company Disclosure Schedule or otherwise expressly contemplated by this Agreement or which are set forth in other sections of the Company Disclosure Schedule as they exist on the date of this Agreement.

5.8           No Solicitation.

(a)          Neither the Company nor Noble will, and will cause its Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than to the parties to this Agreement and their designees) concerning any merger, sale of ownership interests and/or assets of Noble or the Company or Merger Sub, recapitalization or similar transaction.

(b)          The Company and Noble, as applicable, shall promptly advise such other party of the nature of any written offer, proposal or indication of interest that is submitted to such party and the identity of the Person making such written offer, proposal or indication of interest.

5.9           Releases. If the Merger is consummated, then, effective as of the Effective Time, each of the Stockholders, for himself, herself or itself and his, her or its heirs, legatees, successors, and assigns, hereby fully and irrevocably releases, remises, and discharges the Surviving Corporation and its officers, directors, employees, agents, representatives, successors, and assigns and the officers, directors, employees, agents and representatives of the Company from any and all damages, losses, claims, demands, actions, causes of action, suits, litigations, arbitrations, liabilities, costs, and expenses, including court costs and the reasonable fees and expenses of legal counsel (“Damages”), regardless of whether known, unknown, or unknowable, and regardless of whether absolute, contingent, or otherwise, and regardless of whether at law, in equity, or otherwise, without limitation, whether now existing or arising in the future, in each case to the extent based on actions, omissions, and/or events occurring at or before the Effective Time; provided, however, in no way shall this release prevent any officer or director of the Company from seeking indemnification and/or contribution from the Company in accordance with the Company’s Charter Documents and the BCA for any Damages sought by third parties in connection with the performance of any such officers’ or directors’ duties owed to the Company on or before the Effective Time, whether such Damages are now existing or arise in the future after the Effective Time.  Furthermore, each of such releasing persons hereby irrevocably agrees not to sue, or to commence, maintain, or aid in the prosecution of any litigation, arbitration, or other action or proceeding against or adverse to any of such released persons, or otherwise to seek any recourse against any of such released persons, in respect of any matter hereby released or purported or attempted to be released.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1           Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)          Required Approvals.  This Agreement and the transactions contemplated herein have been duly approved and adopted, by the requisite vote, if any, of the Stockholders of Noble under the laws of the State of Delaware.

(b)          Private Placement.  The Company shall have raised an aggregate of at least $50,000,000 in gross proceeds in a private placement of Company Common Stock, at a price of at least $8.00 per share, pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

6.2           Conditions to Obligations of the Company and Merger Sub.  The obligations of the Company and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)          Representations and Warranties.  Each representation and warranty of Noble contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) subject to the provisions of the last sentence of Section 5.7, on and as of the Closing Date with the same force and effect as if made on the Closing Date.  Each representation and warranty of Noble contained in this Agreement that is not qualified as to materiality shall have been true and correct (iii) in all material respects as of the date of this Agreement and (iv) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct in all material respects as of such date or with respect to such period).  The Company shall have received a certificate with respect to the foregoing signed on behalf of Noble by an authorized officer of Noble (“Noble Closing Certificate”).

(b)          Agreements and Covenants.  Noble shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Noble) does not, or will not, constitute a material adverse effect with respect to Noble, and the Noble Closing Certificate shall include a provision to such effect.

(c)          No Litigation.  No order shall have been entered to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation of the Merger (iii) affect materially and adversely the right of the Company to own, operate or control any of the assets and operations of the Surviving Corporation following the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)          Consents.  Noble shall have obtained all consents, waivers and approvals required to be obtained by Noble in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a material adverse effect on Noble and the Noble Closing Certificate shall include a provision to such effect.

(e)          Due Diligence.  The Company shall have completed a due diligence investigation of Noble’s Stockholders, officers, directors, business, assets and liabilities, the scope and results of which shall be satisfactory to the Company at its sole discretion.

(f)          No Dissenting Shares.  No Stockholder shall be a Dissenter and no shares of Noble Common Stock shall be deemed Dissenting Shares.

(g)          Proxy/Registration Statement.  The Proxy/Registration Statement shall have been declared effective by the SEC.

(h)          Material Adverse Effect.  No material adverse effect with respect to Noble shall have occurred since the date of this Agreement.

(i)          Other Deliveries.  At or prior to Closing, Noble shall have delivered to the Company (i) copies of resolutions and actions taken by Noble’s board of directors and Stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Company in order to consummate the transactions contemplated hereunder.

6.3           Conditions to the Obligations of Noble.  The obligations of Noble to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Noble:

(a)          Representations and Warranties.  Each representation and warranty of the Company contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) subject to the provisions of the last sentence of Section 5.7, on and as of the Closing Date with the same force and effect as if made on the Closing Date.  Each representation and warranty of the Company contained in this Agreement that is not qualified as to materiality shall have been true and correct (i) in all material respects as of the date of this Agreement and (ii) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct in all material respects as of such date or with respect to such period).  Noble shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of Company (“Company Closing Certificate”).

(b)          Agreements and Covenants.  The Company and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by their at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Company or Merger Sub) does not, or will not, constitute a material adverse effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

(c)          No Litigation.  No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) or (iii) affect materially and adversely or otherwise encumber the title of the shares of the Company Common Stock to be issued by the Company in connection with the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d)          Consents.  The Company and Merger Sub shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company and Merger Sub in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company and the Company Closing Certificate shall include a provision to such effect.

(e)          Due Diligence.  Noble shall have completed a due diligence investigation of the Company’s business, assets and liabilities, the scope and results of which shall be satisfactory to the Noble in its sole discretion.

(f)          Material Adverse Effect.  No material adverse effect with respect to the Company shall have occurred since the date of this Agreement.

(g)          Other Deliveries.  At or prior to Closing, the Company shall have delivered to Noble:  (i) copies of resolutions and actions taken by the Company’s and Merger Sub’s board of directors in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents and certificates as shall reasonably be required by Noble in order to consummate the transactions contemplated hereunder.

ARTICLE VII

TERMINATION

7.1           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)          by mutual written agreement of Noble and the Company at any time;

(b)          by either Noble or the Company if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and non-appealable;

(c)          by either Noble or the Company if the Closing shall not have occurred on or before six months from the date of this Agreement, unless extended by the written consent of Noble and the Company; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date.

(d)          by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Noble set forth in this Agreement, or if any representation or warranty of Noble shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Noble is curable by Noble prior to the Closing Date, then the Company may not terminate this Agreement under this Section 7.1(d) for 30 days after delivery of written notice from the Company to Noble of such breach, provided Noble continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(d) if it shall have materially breached this Agreement or if such breach by Noble is cured during such 30-day period);

(e)          by Noble, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or Merger Sub set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company or Merger Sub prior to the Closing Date, then Noble may not terminate this Agreement under this Section 7.1(e) for 30 days after delivery of written notice from Noble to the Company of such breach, provided the Company or Merger Sub continues to exercise commercially reasonable efforts to cure such breach (it being understood that Noble may not terminate this Agreement pursuant to this Section 7.1(e) if it shall have materially breached this Agreement or if such breach by the Company is cured during such 30-day period).

7.2           Notice of Termination; Effect of Termination.  Any termination of this Agreement under Section 7.1 above will be effective immediately upon (or, if the termination is pursuant to Section 7.1(d) or Section 7.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto.  In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following:  (i) Sections 5.3, 7.2 and 7.3 and Article VIII (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

7.3           Fees and Expenses.  All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

ARTICLE VIII

GENERAL PROVISIONS

8.1           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Noble, to:

Noble Medical Technologies, Inc.
c/o George Elliott
Kifissias 36 Maroussi
Athens Greece 151 25
Attention: George Elliott
Telephone: 003 0210 6846943
Facsimile: 003 0210 6846083

if to the Company or Merger Sub, to:

GoldSail Shipping Corporation
Kifissias 36 Maroussi
Athens Greece 151 25
Attention: George Elliott
Telephone: 003 0210 6846943
Facsimile: 003 0210 6846083

8.2           Interpretation.  When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement.  Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity.  Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.  For purposes of this Agreement:

(a)          the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable;

(b)          the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(c)          the term “knowledge” (including any derivation thereof such as “known” or “knowing”) shall mean the actual knowledge of the officers and directors of the Company or Noble, as applicable, or any facts or circumstances that would be known after due inquiry by a Person holding a comparable office or job with comparable experience or responsibility of any of the foregoing persons;

(d)          the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and

(e)          all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

8.3           Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.  Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

8.4           Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules hereto (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (ii) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

8.5           Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.6           Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.7           Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

8.8           Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.9           Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.  Subject to the first sentence of this Section 8.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.10          Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

8.11          Extension; Waiver.  At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

8.12          Survival of Representations and Warranties.  The representations and warranties in this Agreement shall terminate at the Closing; provided, however, this Section 8.12 shall in no way limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

(The remainder of this page has been intentionally left blank  Signature page(s) follow.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed as of the date first written above.

NOBLE MEDICAL TECHNOLOGIES, INC.

By:	/s/ George Elliott
Name:	George Elliott
Title:	Chief Executive Officer, President and Secretary

GOLDSAIL SHIPPING CORPORATION

By:	/s/ George Elliott
Name:	George Elliott
Title:	Chief Executive Officer and Secretary

NOBLE MERGER CORP.

By:	/s/ George Elliott
Name:	George Elliott
Title:	Chief Executive Officer, President and Secretary